Quad City HOldings, Inc.
                           3551-7th Street, Suite 100
                      Moline, IL 61265 Phone (309) 736-3580
                               Fax (309) 736-3149

                               September 19, 2001

Dear Stockholder:

On behalf of the board of directors and management of Quad City Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders of Quad City Holdings, Inc. to be held at 10:00 a.m. on October 24, 2001, at The Mark of the Quad Cities located at 1201 River Drive, Moline, Illinois. The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. We have also enclosed a copy of our 2001 Annual Report to Stockholders for your review. At the meeting we will report on our operations and the outlook for the year ahead.

Your board of directors has nominated three persons to serve as Class II directors, each of whom are incumbent directors. The board of directors also proposes to amend Article I of the Certificate of Incorporation to change the name Quad City Holdings, Inc. to QCR Holdings, Inc. We recommend you vote your shares for the director nominees and in favor of the name proposal.

We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please complete, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed envelope. This will assure that your shares are represented at the meeting.

We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,


/s/ Michael A. Bauer                           /s/ Douglas M. Hultquist
---------------------------------              ---------------------------------
Michael A. Bauer                               Douglas M. Hultquist
Chairman of the Board                          President

                           3551-7th Street, Suite 100
                      Moline, IL 61265 Phone (309) 736-3580
                               Fax (309) 736-3149

                                    NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 24, 2001

To the stockholders of

QUAD CITY HOLDINGS, INC.

The annual meeting of stockholders of Quad City Holdings, Inc., a Delaware corporation, will be held at The Mark of the Quad Cities, 1201 River Drive, Moline, Illinois on Wednesday, October 24, 2001, at 10:00 a.m., local time, for the following purposes:

1.   to elect three (3) Class II directors for a term of three years.

2. to amend Article I of the certificate of incorporation to change the name of Quad City Holdings, Inc. to QCR Holdings, Inc.

3. to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

The board of directors has fixed the close of business on September 6, 2001, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

                                              By order of the Board of Directors


                                              /s/ Richard R. Horst
                                              ----------------------------------
                                              Richard R. Horst
                                              Secretary

Moline, Illinois
September 6, 2001

                                 PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Quad City Holdings, Inc. of proxies to be voted at the annual meeting of stockholders to be held at The Mark of the Quad Cities, 1201 River Drive, Moline, Illinois, 61265, on Wednesday, October 24, 2001, at 10:00 a.m., local time, and at any adjournments or postponements of the meeting.

If you do not expect to be present at this meeting, please sign and date the enclosed proxy and return it in the accompanying postage paid return envelope as promptly as possible. You have the power to revoke your proxy at any time before it is voted by giving written notice to our corporate secretary, provided such written notice is received prior to the annual meeting or any adjournments or postponements of the meeting, by submitting a later dated proxy or by attending the annual meeting and choosing to vote in person. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

Our principal executive office is located at 3551-7th Street, Suite 204, Moline, Illinois 61265. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about September 19, 2001. Our 2001 Annual Report to Stockholders is also enclosed.

Quad City Holdings, Inc., a Delaware corporation, is the holding company for Quad City Bank and Trust Company, an Iowa banking association located in Bettendorf, Iowa, with banking locations in Davenport and Bettendorf, Iowa and in Moline, Illinois. We have recently established a branch of Quad City Bank and Trust Company in Cedar Rapids, Iowa. In September, we anticipate converting the branch into a stand-alone bank, chartered as an Iowa state bank and named Cedar Rapids Bank and Trust Company. This new bank will be a wholly owned subsidiary of Quad City Holdings. Quad City Bancard, Inc. is our wholly owned subsidiary which functions as a credit card center that provides merchant credit card processing services. Quad City Bancard has a wholly owned subsidiary, Allied Merchant Services, which generates merchant credit card processing business. We also own all of the common stock of Quad City Capital Trust I, a Delaware business trust. We created this business trust to issue trust preferred securities to the public. Quad City Bank and Trust, Quad City Bancard, Allied and the business trust are collectively referred to as the subsidiaries.

Only holders of our common stock, par value $1.00 per share, of record at the close of business on September 6, 2001, will be entitled to vote at the annual meeting or any adjournments or postponements of the meeting. On September 6, 2001, we had [______] shares of common stock issued and [______] shares outstanding. For all matters to be voted upon at the annual meeting, each issued and outstanding share is entitled to one vote.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions on the proxies. If no instructions are indicated, properly executed proxies will be voted for the nominees set forth in this proxy statement.

A majority of the shares of the common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Directors shall be elected by a plurality of the votes present in person or represented by proxy. In order to approve the proposal to amend the certificate of incorporation, the affirmative vote of the majority of shares entitled to vote on the proposal is required. In all other matters, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute stockholder approval. Abstentions will be treated as votes against a proposal and broker non-votes will have no effect on the vote.

                              ELECTION OF DIRECTORS

Our directors are divided into three classes having staggered terms of three years. At the annual meeting of stockholders to be held on October 24, 2001, stockholders will be entitled to elect three (3) Class II directors for a term expiring in 2004. The board has nominated Douglas M. Hultquist, John W. Schricker and Larry J. Helling to continue to serve as Class II directors. On August 22, 2001, Mr. Helling was appointed as a Class II director. The board anticipates appointing an additional individual from the Cedar Rapids business community to the Quad City Holdings board during the fourth calendar quarter of 2001. We have no knowledge that the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of the other persons whose terms of office will continue after the meeting, including age, year first elected a director and business experience during the previous five years. The nominees, if elected at the annual meeting of stockholders, will serve as Class II directors for a three year term expiring in 2004. The board of directors recommends that stockholders vote FOR all of the nominees for director.

                                    NOMINEES

Name                    Director  Positions with Quad City Holdings,
(Age)                    Since    Quad City Bank and Trust and Quad City Bancard
--------------------------------------------------------------------------------
CLASS II

Douglas M. Hultquist      1993    President, Chief Executive Officer and
                                  Director of Quad City
John W. Schricker         1993    Director of Quad City Holdings; President
                                  and Director of Quad
Larry J. Helling          2001    Director of Quad City Holdings and Quad City
                                  Bank and Trust;

                              CONTINUING DIRECTORS

CLASS III

(Term Expires 2002)

Richard R. Horst          1993    Secretary and Director of Quad City Holdings;
                                  Director of Quad
John K. Lawson            2000    Director of Quad City Holdings and Quad City
                                  Bank and Trust
Ronald G. Peterson        1993    Director of Quad City Holdings and Quad City
                                  Bank and Trust

CLASS I

Michael A. Bauer          1993    Chairman of the Board and Director of Quad
                                  City Holdings;
James J. Brownson         1997    Director of Quad City Holdings; Secretary and
                                  Director of Quad
(Age 56)                          City Bank and Trust


All of our directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. All of our executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions.

The business experience of each of the nominees and continuing directors for the past five years is as follows:

Michael A. Bauer, prior to co-founding Quad City Holdings, was employed from 1971 to 1992 by the Davenport Bank and Trust Company, a bank located in Davenport, Iowa with assets of approximately $1.8 billion, as of December 31, 1992. In January 1992 he was named Davenport's President and Chief Operating Officer, while from 1989 to 1992 he served as Vice President in charge of all lending. Mr. Bauer serves as a director of St. Ambrose University, Genesis Medical Center, Kahl Home for the Aged and Infirm, and Davenport ONE. Mr. Bauer is President and director of the Genesis Health Systems Foundation and is past President and director of the Iowa Independent Bankers Association. Mr. Bauer is a member of Rotary Club of Davenport, Crow Valley Golf Club, The Diocese of Davenport Finance Council and the St. Paul The Apostle Church Finance Council. Along with Mr. Hultquist, Mr. Bauer received the 1998 Ernst & Young "Entrepreneur of the Year" award for the Iowa and Nebraska region.

James J. Brownson is the President of W.E. Brownson Co., a manufacturers' representative agency located in Davenport, Iowa, and has been in that position since 1978. Mr. Brownson began his career in 1967 as a staff auditor with Arthur Young & Co., CPA's, of Chicago, Illinois. From 1969 until 1978, Mr. Brownson was employed by Davenport Bank & Trust Company, where he left as Senior Vice President and Cashier. Mr. Brownson has been director and Secretary of Quad City Bank and Trust since October 1993. He also is a past member of the National Sales Representative Council of Crane Plastics, Columbus, Ohio, and Dayton Rogers Manufacturing Co., Minneapolis, Minnesota.

Larry J. Helling was previously the Executive Vice President and Regional Commercial Banking Manager of Firstar Bank in Cedar Rapids with a focus on the Cedar Rapids metropolitan area and the Eastern Iowa region. Prior to his seven years with Firstar, Mr. Helling spent twelve years with Omaha National Bank. He is a graduate of Cedar Rapids' Leadership for Five Seasons program and currently serves on the board of directors of the Cedar Rapids Symphony and the Board of Trustees of Big Brothers/Big Sisters, in addition to serving on the board of directors for Quad City Bank & Trust. Mr. Helling is a member of Downtown Rotary, Elmcrest Country Club and Cedar Rapids Country Club. In addition, he is actively involved in numerous school and church related activities and committees.

Richard R. Horst has been a portfolio manager with Thompson Plumb Investment Management since March 1994. From 1981 to 1992, Mr. Horst was the Senior Vice President and Cashier of Davenport Bank and Trust Company, having joined Davenport in 1980 as a correspondent banking officer. Prior to that he was with the Farmers Savings Bank of Princeton, Iowa. Mr. Horst has been a director of Quad City Bank and Trust since October 1993. He also serves as the President of the Scott Community College Foundation, is the past President and director of Gilda's Club Quad Cities, is the Treasurer and a Director for the Museum of Art Foundation, is a Director of the Quad City Botanical Center, and a Trustee of the Figge Foundation.

Douglas M. Hultquist is a certified public accountant and previously served as a tax partner with two major accounting firms. He began his career with KPMG Peat Marwick in 1977 and was named a partner in 1987. In 1991, the Quad Cities office of KPMG Peat Marwick merged with McGladrey & Pullen. Mr. Hultquist served as a tax partner in the Illinois Quad Cities office of McGladrey & Pullen from 1991 until co-founding Quad City Holdings in 1993. During his public accounting career, Mr. Hultquist specialized in bank taxation and mergers and acquisitions. Mr. Hultquist serves on the board of directors of the PGA TOUR John Deere Classic and was its Chairman for the July 2001 tournament. Mr. Hultquist also serves on the board of The Robert Young Center for Mental Health and he is a member and Secretary of the Augustana College Board of Trustees and serves on its Planned Giving Council. Mr. Hultquist is a member of the American Institute of CPAs and the Iowa Society of CPAs. Along with Mr. Bauer, Mr. Hultquist received the 1998 Ernst & Young "Entrepreneur of the Year" award for the Iowa and Nebraska region.

John K. Lawson began his career with Deere & Company in 1958 as an engineering co-op trainee. He received his mechanical engineering degree in 1962, and by the mid 1960's, he was assigned to the Deere & Company European Office in Heidelberg, Germany. His responsibilities included working with the manufacturing engineering operations in eight European and African countries. As the Senior Vice President, Technology and Engineering for Deere & Company, Mr. Lawson is responsible for the company's engineering, business computer systems, quality, supply management, and communications areas. In addition to serving on the board of directors for Quad City Holdings and Quad City Bank and Trust, he also serves on the Iowa State University Foundation, Iowa College Foundation, Quad City Development Group, and Junior Achievement of the Quad Cities Area.

Ronald G. Peterson is the President and Chief Executive Officer of the First State Bank of Western Illinois, located in La Harpe, Illinois, and has served in that position since 1982. Mr. Peterson is also President of that bank's holding company, Lamoine Bancorp, Inc. He is also President of the LaHarpe Educational Foundation, Treasurer of the Western Illinois University Foundation and a member of the McDonough District Hospital Development Council. Mr. Peterson has been a director of Quad City Bank and Trust since October 1993.

John W. Schricker has been the President of Quad City Bancard since March 1995. From April 1994, until Quad City Bancard was organized in March 1995, he was the manager of the Bank's Credit Card Division. Prior to that, he was a Vice President with Electronic Exchange and Transfer Corporation. Mr. Schricker had served with Davenport Bank and Trust Company from 1975 to 1992 as Vice President in charge of the Credit Card Division.

Board Committees and Meetings

The committees of the board of directors of Quad City Holdings are the audit committee, the board affairs committee, the compensation and benefits committee and the technology committee.

The audit committee consists of directors Brownson, Horst and Lawson. The audit committee is responsible for overseeing the internal and external audit functions. The committee reviews and approves the scope of the annual external audit and consults with independent auditors regarding the results of their auditing procedures. During the year ended June 30, 2001, the committee met four times. The audit committee charter, which sets forth the duties and responsibilities of the audit committee, is attached to this proxy statement as Exhibit A.

The board affairs committee consists of directors Bauer, Hultquist and Brownson, and Mark C. Kilmer and Marc C. Slivken, directors of Quad City Bank and Trust. The committee reviews board policies and various corporate governance issues. During the year ended June 30, 2001, the board affairs committee met three times.

The compensation and benefits committee consists of directors Bauer, Hultquist, Lawson and Joyce E. Bawden and John H. Harris, directors of Quad City Bank and Trust. The compensation and benefits committee has authority to perform policy reviews and to oversee and direct the compensation and personnel functions. Messrs. Bauer and Hultquist do not participate in any decisions involving their own compensation. During the year ended June 30, 2001, the committee met three times.

The technology committee consists of directors Bauer, Hultquist, Lawson and John
H. Harris, director of Quad City Bank and Trust. The technology committee reviews the technology plans of Quad City Holdings and its subsidiaries for the next several years. During the year ended June 30, 2001, the committee met four times.

A total of eleven regularly scheduled and special meetings were held by the board of directors of Quad City Holdings during the year ended June 30, 2001. During that time, all directors attended at least 75 percent of the meetings of the board and the committees on which they served during the period they served on the board.

All directors of Quad City Holdings receive quarterly fees of $1,000 and fees of $100 for attendance at each meeting of the board of directors. In addition, non-employee directors receive fees of $200 per committee meeting attended. All directors of Quad City Bank and Trust receive quarterly fees of $1,000 and fees of $100 for attendance at each meeting of the board of directors. In addition, non-employee directors receive fees of $200 per committee meeting attended.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid or granted to Quad City Holding's chief executive officer and the other executive officers who had an aggregate salary and bonus which exceeded $100,000 for the fiscal year ended June 30, 2001.

                                                 SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------
                                                                                     Long Term
                                                                                    Compensation
                                                   Annual Compensation                  Awards
-----------------------------------------------------------------------------------------------------------------
              (a)                   (b)        (c)         (d)             (e)           (g)             (i)
                                   Fiscal
                                    Year
                                   Ended                             Other Annual     Securities       All Other
Name and                            June                             Compensation     Underlying     Compensation
Principal Position                  30th   Salary($)(1) Bonus($)(2)     ($)(3)      Options/SARs(#)       ($)
-----------------------------------------------------------------------------------------------------------------
Douglas M. Hultquist                2001     $170,000    $ 45,000     $    - -          5,000        $ 24,888 (4)
President and Chief                 2000     $155,000      70,000        7,183          3,750          23,040 (5)
Executive Office of Quad            1999     $140,000      60,000          - -            - -           8,115 (6)
City Holdings and Chairman
of Quad City Bank and Trust

Michael A. Bauer                    2001     $170,000    $ 45,000     $    - -          5,000        $ 29,888 (4)
Chairman of Quad City               2000      155,000      70,000       24,490          3,750          28,040 (5)
Holdings, President and             1999      140,000      60,000          - -            - -           8,115 (6)
Chief Executive Officer of
Quad City Bank and Trust

John W. Schricker                   2001     $ 50,000    $ 59,950     $    - -            100        $  5,858 (4)
President of Quad City              2000       50,000     132,140          - -            100           7,500 (5)
Bancard                             1999       50,000     119,796          - -             50           8,280 (6)

Todd A. Gipple                      2001     $115,000    $ 30,000          - -          4,100        $  7,909 (4)
Executive Vice President and
Chief Financial Officer of Quad
City Holdings

(1) Includes amounts deferred under the Quad City Holdings, Inc. 401(k)/Profit Sharing Plan (the "401(k) Plan") and the deferred compensation agreements entered into between us and Messrs. Hultquist and Bauer.

(2) Mr. Schricker's annual bonus compensation is based upon the adjusted annual net income of Quad City Bancard and is intended to comprise a substantial portion of Mr. Schricker's annual compensation.

(3) Represents amount of tax benefit rights paid on behalf of Messrs. Bauer and Hultquist in connection with their exercise of stock options.

(4) Messrs. Hultquist and Bauer each had contributions made to the 401(k) Plan for their benefit for the plan year ended June 30, 2001 in the amounts of $8,868. Messrs. Schricker and Gipple had contributions made to the 401(k) Plan for their benefit in the amounts of $5,558 and $7,219, respectively. In addition, each received term life insurance which had a per person premium cost of $1,020 for Messrs. Bauer and Hultquist, $300 for Mr. Schricker and $690 for Mr. Gipple. In addition, pursuant to the deferred compensation agreements entered into between Quad City Holdings and each of Messrs. Hultquist and Bauer, Quad City Holdings matched $15,000 of Mr. Hultquist's deferred compensation and $20,000 of Mr. Bauer's deferred compensation.

(5) Messrs. Hultquist, Bauer and Schricker had contributions made to the 401(k) Plan for their benefit for the plan year ended June 30, 2000 in the amounts of $7,200, respectively, and received term life insurance which had a per person premium cost of $840 for Messrs. Bauer and Hultquist, and $300 for Mr. Schricker. In addition, pursuant to the deferred compensation agreements entered into between Quad City Holdings and each of Messrs. Hultquist and Bauer, Quad City Holdings matched $15,000 of Mr. Hultquist's deferred compensation and $20,000 of Mr. Bauer's deferred compensation.

(6) Messrs. Hultquist, Bauer and Schricker had contributions made to the 401(k) Plan for their benefit for the plan year ended June 30, 1999 in the amounts of $7,293, respectively, and received term life insurance which had a per person premium cost of $822 for Messrs. Bauer and Hultquist, and $987 for Mr. Schricker.

The following table sets forth certain information concerning the number and value of stock options and stock appreciation rights ("SARs") granted in the last fiscal year to the individuals named in the Summary Compensation Table.

                                 OPTION GRANTS IN LAST FISCAL YEAR
---------------------------------------------------------------------------------------------
                                         Individual Grants

---------------------------------------------------------------------------------------------
        (a)                (b)           (C)           (d)           (e)           (f)
---------------------------------------------------------------------------------------------
                                      % of Total
                                     Options/SARs
                       Options/SARs   Granted to    Exercise or                  Grant Date
                         Granted     Employees in   Base Price    Expiration    Present Value
       Name               (#)(1)     Fiscal Year      ($/Sh)         Date         ($)(3)(4)
---------------------------------------------------------------------------------------------
Michael A. Bauer ...     5,000 (2)      5.6%          $10.35     June 30, 2011     $26,100
Douglas M. Hultquist     5,000 (2)      5.6%          $10.35     June 30, 2011     $26,100
John W. Schricker ..       100          0.1%          $10.35     June 30, 2011     $   522
Todd A. Gipple .....     1,500          1.7%          $10.69     January 5, 2011   $ 7,845
                         2,600 (2)      2.9%          $10.35     June 30, 2011     $13,572

(1) Options vest in five equal annual portions beginning one year from the date of grant.

(2) Messrs. Bauer's and Hultquist's awards consisted of SARs and Mr. Gipple received 2,500 SARs.

(3) The Black-Scholes valuation model was used to determine the grant date present values. Significant assumptions include: risk-free interest rate, 5.34% and 5.68%; expected option life, 10 years; expected volatility, 24.15% and 24.69% and expected dividends, 0%.

(4) The ultimate value of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an executive may realize upon the exercise of an option will depend on the excess of the market value of our common stock, on the date the option is exercised, over the exercise price of the option.

The following table sets forth certain information concerning the number of stock options at June 30, 2001 held by the individuals named in the Summary Compensation Table.

                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                         OPTION/SAR VALUES
-------------------------------------------------------------------------------------------------------------
          (a)                 (b)            (c)               (d)                          (e)

                                                            Number of                    Value of
                                                            Securities                  Unexercised
                                                            Underlying                  in-the-money
                                                            Unexercised                 Options/SARs
                                                          Options/SARs at                    at
                                                             FY-End (#)                   FY-End ($)
--------------------------------------------------------------------------------------------------------------
                             Shares
                          Acquired on       Value
      Name               Exercise (#)  Realized ($)  Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------
Michael A. Bauer              ---           ---          41,250        12,500        $109,200     $     ---
Douglas M. Hultquist          ---           ---          51,250        12,500        $146,000     $     ---
John W. Schricker             ---           ---           1,562           301        $  4,635     $     ---
Todd A. Gipple                ---           ---           1,520         7,680        $      ---   $     ---

Employment Agreements. We entered into employment agreements with Messrs. Bauer and Hultquist dated as of July 1, 2000. These agreements each have a three year term and in the absence of notice from either party to the contrary, the employment term under each agreement extends for an additional one year on the anniversary of each agreement. Pursuant to these agreements, beginning on July 1, 2000 Messrs. Bauer and Hultquist will each receive minimum salaries of $170,000. The agreements include provisions for the increase of the officer's salary, performance bonuses, membership in a Quad Cities country club, an automobile allowance and participation in our benefit plans. Messrs. Bauer and Hultquist have also entered into deferred compensation agreements, allowing each to defer up to $15,000 of their salary. The deferred compensation agreements provide for us to match the amounts deferred by each and contribute an amount for the benefit of Messrs. Bauer and Hultquist. In the case of Mr. Hultquist, the amount we may contribute is limited to $15,000, and for Mr. Bauer we may contribute up to $20,000. Full benefits under the agreements will be payable to Messrs. Bauer and Hultquist when they reach 65 years of age.

We have also entered into employment agreements with John W. Schricker, Todd A. Gipple and Larry J. Helling. Mr. Schricker, the President of Bancard, entered into an employment agreement dated July 1, 1997. Under the agreement, Mr. Schricker receives a base annual salary of $50,000, plus an annual bonus equal to 12% of Bancard's first $200,000 of adjusted annual net income, 10.5% of the next $300,000, 9% of the next $500,000 and 7.5% of any adjusted annual net income in excess of $1,000,000. Mr. Schricker is also entitled to participate in our benefit plans.

Todd A. Gipple's employment agreement, dated January 5, 2000, provides that Mr. Gipple is to receive a minimum salary of $110,000. The agreement includes a provision for the increase in compensation on an annual basis, performance bonuses, membership in a Quad Cities country club and participation in our benefit plans. We have also entered into an employment agreement with Larry J. Helling, dated April 11, 2001. Mr. Helling is the proposed President and Chief Executive Officer of Cedar Rapids Bank and Trust Company and currently is the Executive Vice President of the Cedar Rapids branch of Quad City Bank and Trust. Under the agreement, Mr. Helling receives a base annual salary of $160,000 and is eligible to participate in a deferred compensation agreement under which he may defer up to $12,000 of his salary and we will match the amount deferred by him. The agreement also includes a provision for the annual increase in compensation, performance bonuses, membership in two Cedar Rapids country clubs, an automobile allowance and participation in our benefit plans.

All of the employment agreements are terminable at any time by either our board of directors or the respective officer. We may terminate these agreements at any time for cause without incurring any post-termination obligation to the terminated officer. Each agreement provides severance benefits in the event the officer is terminated without cause, including severance compensation equal to one year of the officer's salary for Messrs. Bauer and Hultquist, and six months for Messrs. Schricker, Helling and Gipple. We must also pay the officer all accrued salary, vested deferred compensation and other benefits then due the officer. If the officer is terminated upon a change in control, the officer is to be paid severance compensation equal to three times his salary for Messrs. Bauer and Hultquist, and two times salary for Messrs. Schricker, Helling and Gipple, at the rate then in effect at the time of termination. Each of Messrs. Hultquist and Bauer is prohibited from competing with us or our subsidiaries within a 20-mile radius of the main office for a period of two years following the termination of his employment agreement. In the case of Mr. Schricker, the radius is 200 miles and the term is one year. In the case of Mr. Helling, the radius is 60 miles from the center of Cedar Rapids and the term is two years. In the case of Mr. Gipple, the radius is 30 miles from the main office and the term is two years.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the compensation and benefits committee consisted of Messrs. Bauer, Hultquist, Lawson and Harris and Ms. Bawden. Messrs. Bauer and Hultquist are executive officers and do not participate in any decisions involving their own compensation. They do, however, participate in evaluating and establishing the salaries of other executive officers.

Board Compensation Committee Report on Executive Compensation

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Quad City Holdings shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

The compensation and benefits committee of our board of directors is comprised of three directors of Quad City Holdings and two directors of Quad City Bank and Trust. The committee is responsible for recommendations to the board of directors for compensation of executive officers of our subsidiaries and Quad City Holdings. In determining compensation, the following factors are generally taken into consideration:

o the performance of the executive officers in achieving our short and long term goals;

o payment of compensation commensurate with the ability and expertise of the executive officers; and

o an attempt to structure compensation packages so that they are competitive with similar companies.

The committee considers the foregoing factors, as well as others, in determining compensation. There is no assigned weight given to any of these factors.

Additionally, the compensation committee considers various benefits, such as our 401(k) plan and the stock option plan, together with perquisites in determining compensation. The committee believes that the benefits provided through the stock based plans more closely tie the compensation of the officers to the interests of the stockholders and provide significant additional performance incentives for the officers which directly benefit the stockholders through an increase in the stock value.

Annually, the compensation committee evaluates four primary areas of performance in determining the chief executive officer's level of compensation. These areas are:

o    our long-range strategic planning and implementation;

o    our financial performance;

o our compliance with regulatory requirements and relations with regulatory agencies; and

o the individual's effectiveness of managing relationships with stockholders and the board of directors.

When evaluating our financial performance, the committee considers profitability, asset growth and risk management. The primary evaluation criteria are considered to be essential to our long-term viability and are given equal weight in the evaluation. Finally, the committee reviewed compensation packages of peer institutions, as well as compensation surveys provided by independent third parties, to ensure that the chief executive officer's compensation is competitive and commensurate with his level of performance.

                             Compensation Committee:
                                 John H. Harris
                                 John K. Lawson
                                 Joyce E. Bawden
                                Michael A. Bauer
                              Douglas M. Hultquist

Stockholder Return Performance Presentation

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Quad City Holdings shall not be deemed to include the following performance graph and related information unless such graph and related information are specifically stated to be incorporated by reference into such document.

The graphical presentation omitted herein showed a comparison of cumulative total returns for Quad City Holdings, the Nasdaq Stock Market (US Companies) and an index of Nasdaq bank stocks for the period commencing June 30, 1996. The graph was prepared at our request by SNL Securities, Charlottesville, Virginia.

The data points used in the omitted graph were as follows:

                            Quad City Holdings, Inc.

                                                 [OBJECT OMITTED]

                                              Period Ending
----------------------------------------------------------------------------------------
       Index              06/30/96   06/30/97   06/30/98   06/30/99   06/30/00  06/30/01
----------------------------------------------------------------------------------------
Quad City Holdings, Inc.   $100.00   $158.49    $241.51    $200.94    $182.55   $117.17
Nasdaq - Total US* .....    100.00    121.60     160.06     230.22     340.37    184.51
Nasdaq Bank Index* .....    100.00    156.28     216.77     214.11     175.56    243.49

SNL Securities LC
(c) 2001

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 1999. Used with permission. All rights reserved. crsp.com.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned on September 6, 2001, by each director, by each executive officer named in the summary compensation table and by all directors and executive officers of Quad City Holdings as a group. To the best of our knowledge, no person was the beneficial owner of more than five percent of our common stock as of September 6, 2001.

Name of Individual and                        Amount and Nature of      Percent
Number of Persons in Group                   Beneficial Ownership(1)    of Class
--------------------------------------------------------------------------------
Directors and Nominees
Michael A. Bauer .........................          57,663(2)            2.51%
James J. Brownson ........................          18,149(3)              *
Todd A. Gipple ...........................           9,874(4)              *
Larry J. Helling .........................            0(5)                --
Richard R. Horst .........................          12,709(6)              *
Douglas M. Hultquist .....................          76,339(7)            3.31%
John K. Lawson ...........................           1,891(8)              *
Ronald G. Peterson .......................           7,091(9)              *
John W. Schricker ........................          21,897(10)             *
All directors and executive
  officers as a group ....................         211,534(11)           9.01%
(10 persons)
-----------------------------------------
*  Less than 1%.

(1) Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals' families or held by trusts of which the named individual is a trustee or substantial beneficiary.
     Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2) Includes 30,000 shares subject to options which are presently exercisable and over which Mr. Bauer has no voting and sole investment power, 2,625 shares held by his minor children, over which he has shared voting and investment power, and 4,575 shares held in an IRA account, over which Mr. Bauer has shared voting and investment power. Also includes 2,715 shares held in a trust, over which shares he has shared voting and investment power.

(3) Includes 1,170 shares subject to options which are presently exercisable and over which Mr. Brownson has no voting and sole investment power. Also includes 1,885 shares held jointly by Mr. Brownson and his spouse, and 1,350 shares held by his spouse, over which shares Mr. Brownson has shared voting and investment power. Also includes 2,614 shares held in a trust, over which shares he has shared voting and investment power, and 1,710 shares held in an IRA account, over which Mr. Brownson has shared voting and investment power. Excludes 630 option shares not presently exercisable.

(4) Includes 1,520 shares subject to options which are presently exercisable and over which shares Mr. Gipple has no voting and sole investment power, and 2,000 shares held in an IRA account, over which Mr. Gipple has shared voting and investment power. Excludes 7,680 option shares not presently exercisable.

(5)  Excludes 12,100 option shares not presently exercisable.

(6)  Includes  1,890 shares  subject to options which are presently  exercisable and over which Mr. Horst has no voting and sole investment power, 150 shares held in an IRA account, over which shares Mr. Horst has shared voting and investment power, and 200 shares held by his minor children, over which he has shared voting and investment power. Also includes 2,469 shares held in a trust, over which shares he has shared voting and investment power. Excludes 660 option shares not presently exercisable.

(7) Includes 40,000 shares subject to options which are presently exercisable and over which Mr. Hultquist has no voting and sole investment power and 6,225 shares held by his spouse or for the benefit of his children, over which Mr. Hultquist has shared voting and investment power, and 2,700 shares held in and IRA account, over which Mr. Hultquist has shared voting and investment power. Also includes 2,814 shares held in a trust, over which shares he has shared voting and investment power.

(8) Includes 200 shares subject to options which are presently exercisable and over which Mr. Lawson has no voting and sole investment power. Also includes 1,691 shares held in trust, over which shares he has shared voting and investment power. Excludes 500 option shares not presently exercisable.

(9) Includes 1,890 shares subject to options which are presently exercisable and over which Mr. Peterson has no voting and sole investment power. Also includes 2,951 shares held in a trust, over which shares he has shared voting and investment power. Excludes 660 option shares not presently exercisable.

(10) Includes 1,562 shares subject to options which are presently exercisable and over which Mr. Schricker has no voting and sole investment power, and 311 shares held by his spouse or minor children, over which he has shared voting and investment power. Also includes 1,739 shares held in a trust, over which shares he has shared voting and investment power. Excludes 301 option shares not presently exercisable.

(11) Excludes 23,176 option shares not presently exercisable.

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which our shares of common stock are traded. Such persons are also required to furnish us with copies of all
Section 16(a) forms they file. Based solely on our review of the copies of such forms, we are not aware that any of its directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the last fiscal year.

             PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                        TO CHANGE THE NAME OF THE COMPANY

The board of directors of Quad City Holdings has unanimously approved an amendment to the Certificate of Incorporation to change the name Quad City Holdings, Inc. to QCR Holdings, Inc. In the event the stockholders approve the proposed change of name, the implementation of the new name would occur on or about November 1, 2001.

The board of directors and management believe that the proposed name change will maintain our exposure in the Quad Cities marketplace, while increasing our identification for us in our new marketplace, Cedar Rapids, Iowa. The board of directors believes the name change will more closely reflect our intention to continue to expand our presence in the Quad Cities and Cedar Rapids areas.

To be approved by our stockholders, the amendment must receive the affirmative vote of a majority of shares outstanding and entitled to vote on the amendment at the annual meeting of stockholders. The board of directors recommends that you vote your shares FOR the amendment.

                          TRANSACTIONS WITH MANAGEMENT

Directors and officers of Quad City Holdings and the subsidiaries and their associates were customers of and had transactions with Quad City Holdings and Quad City Bank and Trust during the fiscal year ended June 30, 2001. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. From July 1, 2000 through June 30, 2001, Quad City Bancard paid approximately $1,379,510 to Nobel Electronic Transfer, LLC, for merchant credit card processing services. John W. Schricker, a director of the Quad City Holdings and the President and a director of Quad City Bancard, is a principal of Nobel. Additionally, on November 3, 2000, Quad City Bank and Trust Company paid $185,000 to VLDC, LLC for land that will be used for general business use. Michael A. Bauer, a director and Chairman of Quad City Holdings, Inc.; a director and President of Quad City Bank and Trust Company and a director and Chairman of Quad City Bancard, Inc. and Douglas M. Hultquist, a director and President of Quad City Holdings, Inc.; a director and Chairman of Quad City Bank and Trust Company and a director and Secretary-Treasurer of Quad City Bancard, Inc. are principles of VLDC. Our management believes that the terms on which the above described transactions were conducted are no less favorable to us than would have been obtained from unaffiliated third parties.

                             AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Quad City Holdings shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.

The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors.

The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2001 with our management and McGladrey & Pullen, LLP, our independent auditors. The committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and McGladrey & Pullen, LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending June 30, 2001 for filing with the Securities and Exchange Commission.

                                Audit Committee:
                                 John K. Lawson
                                James J. Brownson
                                Richard R. Horst

                         INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of McGladrey & Pullen, LLP, our independent public accountants since 1993, are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Accountant Fees

Audit Fees. The aggregate fees and expenses billed by McGladrey & Pullen, LLP in connection with the audit of our annual financial statements as of and for the years ended June 30, 2000 and 2001 and for the required review of our financial information included in our SEC filings for fiscal year ended June 30, 2001 was $61,000.

Financial Information Systems Design and Implementation Fees. There were no fees incurred for these services for fiscal year 2001.

All Other Fees. The aggregate fees and expenses billed by McGladrey & Pullen, LLP for all other services rendered to us during the fiscal year ended June 30, 2001 was $76,000.

The audit committee, after consideration of the matter, does not believe that the rendering of these services by McGladrey & Pullen, LLP to be incompatible with maintaining McGladrey & Pullen, LLP's independence as our principal accountant.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Any proposals of stockholders intended to be presented at the 2002 annual meeting of stockholders must be received by our corporate secretary at our principal executive offices at 3551-7th Street, Suite 100, Moline, Illinois 61265, on or before May 15, 2002, to be considered for inclusion in our proxy statement and proxy relating to such meeting.

                                     GENERAL

Your proxy is solicited by the board of directors and the cost of solicitation will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers, directors and regular employees, acting on our behalf, may solicit proxies by telephone, facsimile or personal interview. We will, at our expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

                                 OTHER BUSINESS

It is not anticipated that any action will be asked of the stockholders on any matters other than as set forth above, but if other matters properly are brought before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

                           FAILURE TO INDICATE CHOICE

If any stockholder fails to indicate a choice with respect to any of the proposals on the proxy for the annual meeting, the shares of such stockholder shall be voted FOR proposals 1 and 2.

                               REPORT ON FORM 10-K

Our report on Form 10-K (without exhibits) will be included as part of our annual report to stockholders, which will be mailed to each stockholder of record as or the record date for the annual meeting. We will furnish without charge to each person whose proxy is solicited, and to each person representing that he or she is a beneficial owner of our common stock as of the record date for the meeting, upon written request, a copy of our annual report on Form 10-K as filed with the Securities and Exchange Commission, together with the financial statements and schedules thereto. Such written request should be sent to Ms. Shellee R. Showalter, Quad City Bank and Trust Company, 3551 7th Street, Suite 204, Moline, Illinois 61265.

                 HOUSEHOLDING OF FUTURE ANNUAL MEETING MATERIALS

The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual reports and proxy statements. It permits us, with your permission, to send a single set of these reports to any household at which two or more stockholders reside if we believe that they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and our expenses. We plan to institute this procedure for all relevant accounts for the 2002 proxy season. If you agree to householding, you will help reduce our printing and mailing costs. You may "opt out" of this program and continue to receive multiple copies of the annual meeting materials by returning the enclosed proxy card and checking the "Opt Out" box on the proxy card, or by contacting us at any time. If you do not indicate to us that you "opt-out" of the program, we will send your household only one proxy statement and annual report next year.

This year, a limited number of brokerage firms have instituted householding. If your family has multiple holdings in Quad City Holdings, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple statements and reports. These options are available to you at any time.

                       By order of the Board of Directors

/s/ Michael A. Bauer                                    /s/ Douglas M. Hultquist
--------------------                                    ------------------------
    Michael A. Bauer                                        Douglas M. Hultquist
    Chairman                                                President

Moline, Illinois
September 19, 2001

                       ALL STOCKHOLDERS ARE URGED TO SIGN

                         AND MAIL THEIR PROXIES PROMPTLY